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                     People's Savings Financial Corp.
                COMPUTATION OF NET INCOME PER COMMON SHARE
                  (in thousands except per share amounts)

                                              Year ended December 31,
                                                 1996    1995    1994

Net income - primary and fully diluted         $4,014  $3,389  $3,565

Weighted Average Common Stock and Common
 Equivalent Stock

Weighted average common stock outstanding       1,910   1,954   1,996

Assumed conversion (as of the beginning of
each period or upon issuance during a period)
of stock options outstanding at the end of
each period                                        45      33      26

Weighted average common stock outstanding
 - primary                                      1,955   1,987   2,022

Weighted average common stock outstanding       1,910   1,954   1,996

Assumed conversion (as of the beginning of
each period or upon issuance during a
period) of stock options outstanding at
the end of each period                             65      35      26

Weighted average common stock outstanding
 - fully diluted                                1,975   1,989   2,022

Earnings Per Common and Common Equivalent Share

Primary                                         $2.05   $1.71   $1.76

Fully diluted                                   $2.03   $1.70   $1.76

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